SUBLEASE

1.  PARTIES

     This Sublease is entered into this 13th day of August, 1998, by and between NIKE, Sublessor, and Protocol Systems, Inc., Sublessee, as a Sublease under the Master Lease dated December 13, 1990, as amended by documents dated 12/3/92 and 2/13/96, entered into by NIKE as Lessor, and Sublessor under this Sublease as Lessee; a copy of the Master is attached hereto as Exhibit 'A'.

2.  PROVISIONS CONSTITUTING SUBLEASE

A. This Sublease is subject to all of the terms and conditions of the Master Lease in Exhibit 'A' and Sublessee shall assume and perform the obligations of the Lessee in said Master Lease, to the extent said terms and conditions are applicable to the Premises subleased pursuant to this Sublease. Sublessee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or conditions of the Master Lease. In the event of termination of Sublessor's interest as Lessee under the Master Lease for any reason, then this Sublease shall terminate coincidentally therewith without any liability of Sublessor to Sublessee.

B. All of the terms and conditions contained in the Master Lease are incorporated herein except for paragraphs 1, 2, 3, 4A, 4B, 29 and 30 as terms and conditions of this Sublease (with each reference therein to Lessor and Lessee to be deemed to refer to Sublessor and Sublessee) and along with all of the following paragraphs set out in this Sublease, shall be complete terms and conditions of this Sublease.

3.  PREMISES

     Sublessor leases to Sublessee and Sublessee hires from Sublessor the following described Premises together with the appurtenances, situated in the City of Beaverton, County of Washington, State of Oregon, commonly known and described as 8605 SW Creekside Place, and consisting of approximately 14,000 sq. feet in southwest portion of building consisting of portions of the first and second floors shown on the drawing attached as Exhibit B.

4.  RENTAL

     Sublessee shall pay to Sublessor as rent for the Premises in advance on the first day of calendar month of the term of this Sublease without deduction, offset, prior notice or demand, in lawful money of the United States the sum of thirteen thousand five hundred and eighty dollars ($13,580.00). If the commencement date is not the first of the month, or if the Sublease termination date is not the last day of the month, a prorata monthly installment shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates. Receipt of $6,133.00 is hereby acknowledged for rental for the first partial month (14/31), and the additional amount of N/A as non-interest bearing security for performance under this Sublease. In this event, Sublessee has performed all of the terms and conditions of this Sublease throughout the term, upon Sublessee vacating the Premises, the amount paid as a security deposit shall be returned to Sublessee after first deducting any sums owing to Sublessor. Monthly payment includes full cost of physical space and proportionate share of common area charges; Sublessee to pay all directly billed utility charges. The rent component is the sum of $10,640 per month (computed at the rate of $.76 per rentable square foot) and CAM charges of $2,940 per month (computed at the rate of .21 per rentable square foot per month).

5. TERM

A. The term of this Sublease shall be for a period of approximately eight (8) months, commencing on August 17, 1998, and ending on March 31, 1999.

B. In the event Sublessor is unable to deliver possession of the Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable but Sublessee shall not be liable for rent until such time as Sublessor offers to deliver possession of the Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor's consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all covenants and conditions hereof and shall pay rent for the period ending with the commencement of the term at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof per day.

6.  USE

     Sublessee shall use the Premises for general office and for no other purpose without written consent of Sublessor.

7.  NOTICES

All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be in the United States mail, certified and registered, postage prepaid, addressed to the Sublessor, or Sublessee, respectively, at the address set forth after their signatures at the end of this Sublease. Addresses of the parties may be changed by notice as provided herein. Notices may also be sent by private courier service or facsimile transmission and all notices shall be effective when received during business hours. Notice addresses are as follows: Sublessor: Jim Robison, Director of Administration Services, NIKE, Inc., One Bowerman Drive, Beaverton, OR 97005-6453; FAX (503) 671-4715; Sublessee: 8500
S.W. Creekside Place Beaverton, OR 97008, Attn: Craig Swanson, Vice President of Finance, FAX (503) 526-4299. All rent and other payments due under this Sublease or the Master Lease shall be made to Sublessor at the same address.

8.  ACCESS TO TELEPHONE ROOM

     Sublessee shall be entitled to access and use of the central telephone room serving the Premises for installation of its telephone switching equipment, such access and installation to be done in a way which does not interfere with use of such room and equipment by Sublessor.

9.  COMMON AREA MAINTENANCE CHARGES

     Sublessee shall pay common area maintenance charges attributable to the Subleased Premises which are currently $.21 per rentable square foot per month and paid together with rent. Sublessee shall also pay all utility charges billed to the Master Lease premises during the term of the Sublease, so long as there are no other tenants occupying the building.

10. ACCESS TO CARD KEY SYSTEM

     Sublessee shall be given access to and use of the existing card key security access system and shall be allowed to connect the system to Sublessee's card key computer system. Sublessor's property management personnel will be allowed access to the subleased premises for purposes of inspection and repair.

11. PURCHASE OF PERSONAL PROPERTY

     Sublessee agrees that upon execution of this Sublease, it shall purchase those items of furniture listed on the attached Exhibit C from Sublessor for the sum of $50,000, and such sum shall be paid upon signing of this Sublease in addition to rent for the month of August. Sublessor will give a bill of sale warranting its ownership of such items, which Sublessee will accept AS IS with no warranties as to condition.

12. EARLY POSSESSION

     Sublessee may take possession of the Premises upon execution hereof for purposes of doing work in preparation for occupancy. Such early occupancy shall be subject to all terms and conditions of this Sublease, except that rent will not commence until the date stated herein.

13. Paragraphs 8 through 14 are attached hereto and made a part hereof prior to the execution of the Lease.

SUBLESSOR:  NIKE, INC.            SUBLESSEE:  PROTOCOL SYSTEMS, INC.
By:       Tim Robinson            By:       Craig M. Swanson
Address:  One Bowerman Drive      Address:  8500 SW Creekside Place
          Beaverton, OR 97005               Beaverton, OR 97008

The undersigned Landlord under the Master Lease attached as Exhibit 'A', hereby consents to the subletting of the Premises described herein on the terms and conditions contained in this Sublease. This consent shall apply only to the Sublease and shall not be deemed to be a consent to any other Sublease.

Dated: September 11, 1998          Landlord:
                                   By:  Eileen Newkirk
                                        Regional Manager
                                        PS Business Parks, L.P.